SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM N-8A

                    NOTIFICATION OF AMENDMENT OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE

                         INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it amends its registration under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of amendment of registration submits the following information:

Name: THE NAVELLIER MILLENNIUM FUNDS
     (Formerly The American Tiger Funds)

Address of Principal Business Office:

     One East Liberty
     Third Floor
     Reno, NV 89501

Telephone Number:   (775) 785-9421

Name and Address of Agent for Service of Process:

     Arjen Kuyper
     Navellier
     One East Liberty, Third Floor
     Reno, NV  89501




Check Appropriate Box:

Registrant is filing a Registration pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: [X] Yes [ ] No

                                   SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the depositor of the registrant has caused this notification of amendment of registration to be duly signed on behalf of the registrant in the City of Reno and State of Nevada on the 1st day of December, 1999.

                                SIGNATURE:   THE NAVELLIER MILLENNIUM FUNDS
                                               Registrant




                                       By:/s/LOUIS G. NAVELLIER
                                          ----------------------------------

                                                    President
                                           -----------------------------------
                                                       Title

ATTEST: /s/ARJEN KUYPER
        ------------------------
                Name

              Treasurer
        ------------------------
                Title